SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

UNIVERSAL DETECTION TECHNOLOGY
(Exact name of registrant as specified in its charter)

California	95-2746949
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9595 Wilshire Blvd., Suite 700 Beverly Hills, California	90212
(Address of principal executive offices)	(Zip Code)

2007 Consultant Stock Plan
(Full title of the plan)

Jacques Tizabi, Chief Executive Officer
9595 Wilshire Blvd., Suite 700
Beverly Hills, California 90212
(310) 248-3655

copies to:

Jennifer A. Post, Esq. Richardson & Patel LLP 10900 Wilshire Boulevard, Suite 500 Los Angeles, California 90024 (310) 208-1182
(Name and address and telephone of agent for service)

CALCULATION OF REGISTRATION FEE
Title of Securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock	75,000,000	$0.0054	$405,000	$12.43

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”), the price per share and aggregate offering price are based upon the average closing bid and ask prices of the Common Stock of the Registrant as listed on the OTC Bulletin Board on April 12, 2007.

(2) Pursuant to Rule 416 of the Securities Act, this registration statement shall also cover any additional shares of common stock that shall become issuable by reason of any stock dividend, stock split, recapitalization, or other similar transaction by the Registrant.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents are hereby incorporated by reference into this Registration Statement:

(a)    The Annual Report for the period ended December 31, 2006, filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on Form 10-KSB on April 16, 2007;

(b)    The Current Report on Form 8-K filed with the Commission on January 31, 2007;

(c)    The Current Report on Form 8-K filed with the Commission on February 13, 2007;

(d)    The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form S-1, filed with the Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) originally on January 17, 1989, including all amendments filed for the purpose of updating such common stock description; and

(e)    In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

The class of securities to be offered is Common Stock.

Item 4.	Description of Securities

Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel

Richardson & Patel LLP, has given an opinion on the validity of the securities being registered hereunder. Erick Richardson and Nimish Patel, principals in the law firm, are eligible to receive shares of the Registrant’s common stock pursuant to this Form S-8 Registration Statement.

Item 6.	Indemnification of Directors and Officers

Section 317 of the California General Corporation Law permits the indemnification of a corporation’s agent (which includes officers and directors) if such agent is a party (or is threatened to be made a party) to any action or proceeding by reason of the fact that the person is or was an agent of the corporation or because he is a party (or is threatened to be made a party) to any action or proceeding brought by or on behalf of a corporation. If the agent is successful on the merits in defense of any action or proceeding, the corporation must indemnify the agent against expenses actually and reasonably incurred by the agent in such defense.

The Registrant’s Articles of Incorporation, as amended, provide that the liability of directors for monetary damages shall be eliminated to the fullest extent permissible under California law. The Registrant’s Bylaws permit the Registrant to indemnify its officers and directors, to the maximum extent permitted by the California General Corporation Law, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact any person is or was an officer or director of the Registrant. In this regard, the Registrant has the power to advance to any officer or director expenses incurred in defending any such proceeding to the maximum extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for the Registrant’s directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

4.1	2007 Consultant Stock Plan
5.1	Opinion and Consent from Richardson & Patel LLP
23.1	Consent of AJ. Robbins, PC
23.2	Consent of Richardson & Patel LLP (included in Exhibit 5.1)

Item 9.	Undertakings

The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution;

(2)    For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

(3)    To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering; and

(4)    For determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, to be a seller to the purchaser and to be considered to offer or sell such securities to such purchaser: a) any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424); b) any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant; c) the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on its behalf; and d) any other communication that is an offer in the offering made by the Registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, California, on April 16, 2007.

UNIVERSAL DETECTION TECHNOLOGY

By:	/s/ Jacques Tizabi
Jacques Tizabi,
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Jacques Tizabi
Jacques Tizabi,
Chief Executive Officer, Acting Chief Financial Officer, and Director (Principal Executive Officer and Acting Principal Accounting and Financial Officer)
April 16, 2007

By:	/s/ Matin Emouna
Matin Emouna,
Director
April 16, 2007

By:	/s/ Michael Collins
Michael Collins,
Director
April 16, 2007